Exhibit 99.1

FOR IMMEDIATE RELEASE May 8, 2019	KEITH W. PFEIL - CHIEF FINANCIAL OFFICER 610-729-3947 Keith.Pfeil@cssindustries.com

CSS INDUSTRIES ANNOUNCES RESTRUCTURING PLAN AND ADDITIONAL MEASURES TO IMPROVE ITS BUSINESS AND FINANCIAL PERFORMANCE

Company revises fiscal 2019 guidance and provides fiscal 2020 projections

Key Highlights

•	Total cost base to be reduced by approximately $20 million, net of restructuring costs

•	Salaried workforce to be reduced by approximately 12 percent

PLYMOUTH MEETING, PA, May 6, 2019 – CSS Industries, Inc. (NYSE: CSS) announced today a comprehensive restructuring plan to significantly reduce its cost base, while streamlining the organization in a manner designed to improve business performance, profitability and cash flow generation. Development of this restructuring plan initially began in connection with the Company’s previously announced management project.

Under the restructuring plan, ongoing run-rate spending (primarily attributable to selling, general and administrative expense) is expected to be reduced approximately $22 million by the end of fiscal 2020, representing an approximate 10 percent reduction in total spending. Half of the total savings are expected to be generated from an approximate 12 percent workforce reduction. The remainder of the total savings will be driven through the implementation of aggressive cost savings initiatives across the organization, though heavily focused on its legacy business. Associated with this change, the Company expects to record a restructuring charge of approximately $2 million, mainly attributable to severance costs to be incurred during the first quarter of the Company’s fiscal 2020.

The restructuring plan will focus on implementing actions directly resulting from the Company’s previously announced management project, specifically:

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The rollout of an Active SKU Management (ASM) and New Item Creation (NIC) process, which we expect will significantly improve existing processes around product life-cycle management and new product development. This approach will focus on product line simplification and SKU reductions through the implementation of economic value add (EVA) concepts within our existing product lines.

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The implementation of the new processes identified by the management project will result in a reduction of SKU complexity and drive more standardization of products and processes, which we expect will reduce run-rate spending around product development, samples procurement, catalog development and product sourcing initiatives. Currently, we have identified approximately 7,000 SKUs to be eliminated, which is approximately 14% of our total SKUs.

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We expect to realize lower sales from these initiatives as we exit under-performing SKUs, as well as the previously announced exit of our sports-licensed back-to-school product line; however, we do not expect an impact to profit, as the sales volume reduction will be offset by cost saving initiatives. In addition, we anticipate that these changes will contribute to enhancements of free cash flow through lower inventories. We estimate these initiatives will result in an approximate $10 million decline in fiscal 2020 sales.

CSS Industries, Inc. | 450 Plymouth Road, Suite 300 | Plymouth Meeting, PA 19462

The roll-out of these initiatives is expected to drive enhanced efficiencies across the business and further serve to improve the alignment between sales, marketing and operations.

“The announced restructuring is a comprehensive plan developed over the last several months, seeking to address the ongoing declines within our legacy categories and to implement steps and strategies necessary to drive the business forward,” commented Christopher J. Munyan, President and Chief Executive Officer. “We are taking immediate and decisive actions to execute this plan and to address the cost base. These changes will further optimize our cost base, while ensuring we maintain and focus on our core capabilities. In addition, we continue to work on other initiatives to drive shareholder value.”

Fiscal 2019 Outlook

The Company is adjusting its outlook for fiscal 2019 full year net sales and adjusted EBITDA to reflect continued erosion within its replenishment craft and gift businesses.

The Company now expects net sales for its fiscal 2019 to be in the range of $381 million to $383 million, resulting in year over year growth of 5 percent to 6 percent. Our previous fiscal 2019 net sales guidance was in the range of $390 million to $400 million. The driver of the growth will be the full year impact of the Simplicity acquisition, partially offset by a decline in the Company’s base business, specifically weak replenishment sales within Craft and Gift.

Adjusted EBITDA* for fiscal 2019 is now expected to be in the range of $14.5 million to $15.5 million compared to $24.3 million in fiscal 2018. Our previous fiscal 2019 adjusted EBITDA guidance was in the range of $21 million to $23 million. The decline in adjusted EBITDA reflects continued erosion in base business sales, higher manufacturing variances and higher technology costs, partially offset by the full year contribution of Simplicity sales, acquisition integration synergies and operating expense reductions within the base business.

“Our legacy business continues to experience erosion across our Craft, Gift and Seasonal categories,” commented Mr. Munyan. “More recently, we’ve seen a continued downturn in our replenishment businesses within Craft and Gift, reflecting lower reorders from our retailers. We believe that the declines in sales are not reflective of share losses, but rather are driven by our customers more tightly managing their inventory levels around slow-turn categories within brick-and-mortar retail.”

Fiscal 2020 Outlook

“While we are planning for continued declines in net sales in fiscal 2020, we expect significant improvements in adjusted EBITDA and free cash flow,” said Mr. Munyan. “We anticipate continued sales erosion in our legacy business, driven by brick-and-mortar retail, as well as through our SKU rationalization. In addition to our restructuring plan currently being executed, we will continue to review and address our cost structure, including assessing the viability of underperforming product lines and/or categories. Our near-term strategy will remain focused around the stabilization of our existing business’s revenue and cash flow, while we address cost savings initiatives and continue to closely monitor debt levels. This focus will allow us to further stabilize the base business, while growing EBITDA and improving working capital.”

The Company expects to generate net sales of $355 million to $365 million in its fiscal year ending March 31, 2020, resulting in year-over-year erosion of -4 percent to -7 percent, all driven by declines within its core business, partially offset by flat to moderate sales growth in our Simplicity and McCall businesses.

Adjusted EBITDA* for fiscal 2020 is expected to be in the range of $21 million to $24 million, compared to a range of $14.5 million to $15.5 million in fiscal 2019. The expected growth in adjusted EBITDA primarily reflects the anticipated realization of cost savings initiatives, partially offset by lower sales volumes within our core businesses, commodity and freight inflation and expected higher manufacturing variances.

Free cash flow*, defined as operating cash flow minus capital expenditures, for fiscal 2020 is expected to be in the range of $14 million to $18 million, compared to expected fiscal 2019 negative free cash flow in the range of -$9 million to -$11 million. The resulting improvement is driven by cost savings initiatives, improvements in working capital, primarily lower inventories, and reduced capital expenditures.

* This non-GAAP financial measure is not reconciled to the comparable GAAP financial measure because such GAAP measure is not accessible on a forward-looking basis.  The Company is unable to reconcile this forward-looking financial measure to the most directly comparable GAAP measure without unreasonable efforts because the Company currently is unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures for these periods but would not impact the non-GAAP measure.  The unavailable information could have a significant impact on the Company’s GAAP financial results.

About CSS Industries, Inc.
CSS is a creative consumer products company, focused on the craft, gift and seasonal categories. For these design-driven categories, we engage in the creative development, manufacture, procurement, distribution and sale of our products with an omni-channel approach focused primarily on mass market retailers. Our core products within the craft category include sewing patterns, ribbons, trims, buttons, and kids crafts. For the gift category, our core products are designed to celebrate certain life events or special occasions, with a focus on packaging items, such as ribbons, bows, bags and wrap, as well as stationery, baby gift items, and party and entertaining products. For the seasonal category, we focus on holiday gift packaging items including ribbons, bows, bags, tags and gift card holders, in addition to specific holiday-themed decorations and activities, including Easter egg dyes and Valentine’s Day classroom exchange cards. In keeping with our corporate mission, all of our products are designed to help make life memorable.

Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements related to the Company’s: restructuring plan, including statements relating to future reductions to the Company’s cost base and salaried workforce, future restructuring costs, expected future improved business performance, profitability and cash flow generation, the future rollout of new business processes and the expected results from those processes; and the Company’s current outlook for net sales, adjusted EBITDA and free cash flow for fiscal 2019 and fiscal 2020, respectively.

Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, risks associated with the Company’s restructuring plan, including the risk that the Company may not successfully execute on its restructuring plan and the risk that execution of the restructuring plan will not yield favorable results; risks associated with management projects, including the risk that anticipated future savings may not be realized in the amounts currently expected, or at all; risks associated with omni-channel and other initiatives, including the risk that expected the benefits from such initiatives may not be realized; risks associated with integration initiatives, including the risk that expected future savings and/

or synergies will not be realized in the amounts currently expected, or at all; inherent uncertainties associated with forecasting future net sales, net income, adjusted EBITDA, and free cash flow; execution risks that may impact the Company’s ability to achieve the levels of net sales, adjusted EBITDA and free cash flow currently forecasted for fiscal 2020; risks associated with the Company’s previously announced plan to exit a product line and restructure the specialty gift product line; risks associated with the recent consolidation of certain operations in the United Kingdom and Australia; risks associated with the base business, including the risk that currently forecasted base business sales may not be achieved; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); information technology risks, such as cyber attacks and data breaches; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including difficulties identifying and evaluating suitable acquisition opportunities, acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits and synergies from acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with noncompliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; uncertainties associated with projecting the impact on the Company of new tariffs on products imported from China; and other factors described more fully in the Company’s annual report on Form 10-K and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.